Exhibit 3.72

December 13, 2004

BAKER LAKE HYDRO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF BAKER LAKE HYDRO LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this Agreement) is entered into this December 13, 2004, by Teton Power Funding, LLC, a Delaware limited liability company (the Member).

WHEREAS, BAKER LAKE HYDRO INC. was incorporated as a Delaware corporation on November 21, 1989;

WHEREAS, BAKER LAKE HYDRO INC. was appropriately converted into a limited liability company with the name “BAKER LAKE HYDRO LLC” (the Company) by the filing of a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware on February 24, 2004, and a Certificate of Formation with the Secretary of State of the State of Delaware on February 24, 2004;

WHEREAS, the Member is party to a Limited Liability Company Agreement dated a s of February 24, 2004, as amended (the LLC Agreement) whereby the Member has been admitted as the member of the Company;

NOW, THEREFORE, this Agreement amends and restates the LLC Agreement upon the following terms and conditions.

1.             NAME AND PLACE OF BUSINESS

1.             The name of the Company is “BAKER LAKE HYDRO LLC”. Its registered office is c/o the Corporation Service Company, 2711 Centerville Road, Ste. 400, in the City of Wilmington, County of New Castle, Delaware 19808, and its registered agent is The Corporation Service Company. Its principal place of business is c/o Atlantic Power Holdings, LLC, 200 Clarendon Sheet, 55th Floor, Boston, MA 02117, or such other place or places as the Member may hereafter determine in accordance with this Agreement.

2.             DEFINITIONS AND RULES OF CONSTRUCTION

Definitions

2.1           As used herein, the following terms shall have the following respective meanings:

Act means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et. seq., as amended and in effect from time to time.

Affiliate shall mean, in relation to any specified entity, any other entity controlled, directly or indirectly, by the specified entity, any other person or entity that controls, directly or indirectly, the specified entity or any other entity directly or indirectly under common control with the specified entity. For this purpose, control of any entity shall mean ownership of a majority of the voting power of the entity.

Agreement means this Amended and Restated Limited Liability Company Agreement of the Company.

Certificate means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.

Interest means the personal property ownership right of the Member in the Company.

Member means Teton Power Funding, LLC, a Delaware limited liability company, formed under the law of the State of Delaware.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, partnership, governmental authority or other entity.

Rules of Construction

2.2       Unless the context otherwise clearly requires:

(a)        the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)        whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)        the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)        the word “will” shall be construed to have the same meaning and effect as the word “shall”,

(e)        any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(f)         any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g)        the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)        all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(i)         the headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement,

3.             BUSINESS, PURPOSE, AND TERM OF THE COMPANY

Character of the Business

3.1           The purpose of the Company shall be to engage in any lawful business, purpose or activity as directed from time to time by the Member.

Term of the Company

3.2          The term of the Company shall commence on the date the Certificate is filed with the Delaware Secretary of State in accordance with the provisions of the Act and shall continue until dissolved and terminated pursuant to this Agreement.

Other Qualifications

3.3           The parties to this Agreement agree that the Company shall file or record such documents and take such other actions under the laws of any jurisdiction as are necessary or desirable to permit the Company to do business in any such jurisdiction as is selected by the Company and to promote the limitation of liability for the Member in any such jurisdiction.

4.             CAPITAL CONTRIBUTION

The Member may make such additional contributions of cash or property from time to time to the Company as the Member may from time to time determine in its sole discretion.

5.             DISTRIBUTIONS

Cash of the Company which is not required, in the judgment of the Member, to meet obligations of the Company nor reasonably necessary for future the Company operations shall be distributed to the Member in such amounts and at such times as determined by the Member.

6.             MANAGEMENT OF THE COMPANY

General

6.1          The Member shall be responsible for the management of the Company, and shall have the fullest right, power, and authority to manage, direct, and control all of the business and affairs of the Company and to transact business on its behalf.

Election of Officers; Delegation of Authority

6.2          The Member hereby designates Barry Welch as the President and Mark Byskov as Vice President and Secretary of the Company. The Member may designate one or more additional officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officer(s) by the Member. Each officer shall act pursuant to its delegated authority until such officer is removed by the Member. Any action taken by an officer designated by the Member shall constitute the act of and serve to bind the Company.

7.             LIABILITY OF MEMBER

Member shall not be personally liable for the expenses, Liabilities, debts, or obligations of the Company except as provided in the Act.

8.             ACCOUNTING AND FISCAL MATTERS

Books and Records

8.1           The Member shall keep, or shall cause to be kept, full, accurate, complete, and proper books and records of all of the operations of the Company.

Fiscal Year

8.2          The fiscal year of the Company for financial and, to the extent applicable, tax purposes (the Fiscal Year) shall be the calendar year; provided that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

9.             TAX MATTERS

Tax Characterization of the Company; Allocation of Income and Loss

9.1          The Member intends that for federal (and, to the extent applicable and appropriate, state and local) income tax purposes, while the Member is the sole owner of the limited liability company interests of the Company, the Company shall be disregarded as an entity separate from the Member, and all items of the Company income, deduction, gain, loss and expense shall be allocated to the Member.

Withholding

9.2          The Company shall comply with tax withholding requirements under United States federal, state and local law and shall remit amounts withheld to and file required forms with the applicable authorities. The Company shall treat any amount withheld or paid over to a tax authority with respect to distributions or allocations to the Member as having been distributed or allocated to the Member.

Tax Reporting

9.3          The Member shall cause to be prepared and timely shall file all tax returns and reports required to be filed by the Company, if any.

10.          TRANSFER OF INTERESTS

The Member may sell, assign, give, hypothecate, pledge, transfer, bequeath, or otherwise dispose of any or all of its Interest, in whole or in part, voluntarily, involuntarily, by operation of law, or otherwise, to any other Person.

11.          EXCULPATION AND INDEMNIFICATION

11.1         (a)           The Member shall not be liable to the Company for any losses, claims, damages or liabilities arising from, relating to, or in connection with, this Agreement or the business or affairs of the Company, except as are determined by final judgment of a court of competent jurisdiction to have resulted from the Member’s gross negligence or willful misconduct. In no event shall the Member be liable to the Company for consenting to or withholding its consent from, any proposed action by the Company for which the approval of the Member is required under this Agreement.

(b)           The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Member against any losses, claims, damages or liabilities to which the Member may become subject in connection with any matter arising from, relating to, or in connection with, this Agreement or the business or affairs of the Company, except for any losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from the Member’s gross negligence or willful misconduct. If the Member becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from, relating to, or in connection with this Agreement or the business or affairs of the Company, whether or not pending or threatened and whether or not the Member is a party thereto, the Company will periodically reimburse the Member for its actual legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith upon submission by the Member of paid receipts or other evidence of such expenses satisfactory to the Company; provided that the Member shall promptly repay to the Company the amount of any such reimbursed expenses paid to it to the extent that it shall ultimately be determined that the Member is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the immediately preceding sentence. If for any reason (other than the gross negligence or willful misconduct of the Member) the foregoing indemnification is unavailable to the Member, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Member as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Member on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(c)           Notwithstanding anything else contained in this Agreement, the reimbursement, indemnity and contribution obligations of the Company under paragraph (b) above shall (i) be in addition to any liability that the Company may otherwise have, (ii) extend upon the same terms and conditions to the directors, officers, trustees, committee members, employees, stockholders, members, partners, agents and representatives of the Member and of each Affiliate of Member, (iii) be binding upon and inure to the benefit of any successors or assigns permitted under this Agreement, heirs and personal representatives of the Member and (iv) be limited to the assets of the Company.

(d)           The foregoing provisions of this Section 11 shall survive any termination of this Agreement.

Liability of the Member

11.2         Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member. Except as otherwise expressly provided in the Act, the liability of the Member for capital contributions shall be limited to the amount of capital contributions required to be made by the Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

12.          DISSOLUTION

Withdrawal

12.1        The Member may withdraw from the Company at any time.

Dissolution of the Company

12.2        (a)           The Company shall be dissolved, wound up and terminated as provided herein upon the (i) withdrawal, resignation or bankruptcy of the Member, (ii) the termination of the legal existence of the Member or the occurrence of any other event which terminates the continued membership of the Member or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (an Event of Withdrawal).

(b)           In the event of the dissolution of the Company for any reason, the Member or his’ successors or assigns (the Liquidator) shall commence to wind up the affairs of the Company and to liquidate the Company assets.

(c)           The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that it would have with respect to the assets and liabilities of the Company during the term of the Company.

(d)           Notwithstanding the foregoing, a Liquidator which is not the Member shall not be deemed the Member in the Company and shall not have any of the economic interests in the Company or the Member.

13.          AMENDMENT OF AGREEMENT

Amendments to this Agreement may be made only if embodied in an instrument signed by the Member.

14.          MISCELLANEOUS

Applicable Law

14.1        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Successors in Interest

14.2        Each and all of the covenants, agreements, terms, and provisions of this Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its heirs, executors, administrators, personal representatives, successors and assigns.

Severability

14.3         Any provision of this Agreement which is invalid, illegal, or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without in any way affecting the validity, legality, or enforceability of the remaining provisions hereof, and any such invalidity.

illegality, or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality, or enforceability of such provisions in any other jurisdiction.

Rights and Remedies Cumulative

14.4      The rights and remedies provided by this Agreement are given in addition to any other rights and remedies the Member may have by law, statute, ordinance or otherwise. All such rights and remedies are intended to be cumulative.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

Member:

Teton Power Funding, LLC

By:	/s/ Barry Welch
Name: Barry Welch
Title: President

LLC Agreement Signature Page BAKER LAKE HYDRO LLC